MERGER AGREEMENT


          THIS MERGER AGREEMENT is made this 9th day of February, 1999, by and between Site2Shop.Com, Inc., a Nevada corporation (hereinafter called the "Company"), and all of the stockholders (hereinafter called the "Stockholders") of Tricom, Inc., a Florida corporation (hereinafter called "Tricom") whose names are set forth on Exhibit A attached hereto and by this reference made apart hereof.

W I T N E S S E T H :

           1.Plan of Merger. The Stockholders represent and warrant that they are the holders and beneficial owners of all of the issued and outstanding shares of the stock of Tricom, which consists of one hundred (100) shares of the common stock of Tricom. It is the intention of the parties hereto that all of the issued and outstanding shares of common stock of Tricom shall be acquired by the Company in exchange for solely shares of its voting common stock. It is the express intention of the parties hereto that the said exchange shall be a tax-exempt transaction fully in compliance with Section 368 (a) (1) (B) of the Internal Revenue Code of 1954, as amended.

           2. Exchange of Shares. The Company and the Stockholders agree that all of the one hundred (100) shares of the issued and outstanding common stock of Tricom shall be exchanged with the Company for one hundred million (100,000,000) shares of the common stock of the Company. A list of all of the Stockholders showing the number of shares of common stock of Tricom held and owned by each of them together with the number of shares of common stock of the Company which each of them will receive in exchange is attached hereto as Exhibit A and by this reference made a part hereof. The Stockholders agree and acknowledge that the shares of common stock of the Company, which they will receive, are "restricted" securities and that the Stockholders will hold such shares for investment.

           3. Delivery of the Shares. On the Closing Date (as hereinafter defined), the Stockholders will deliver certificates for the shares of the common stock of Tricom duly endorsed by the Stockholders in order to make the Company the sole owner thereof, free and clear of all claims, liens, and encumbrance, and on the Closing Date delivery of the shares of the common stock of the Company will be made to the Stockholders as set forth on said Exhibit A hereto.

           4. Representations of the Stockholders. The Stockholders hereby represent and warrant to the Company and to each other as follow:

               a. As the Closing Date, the Stockholders will be the sole owners of their respective shares of the common stock of Tricom appearing of record in their names, such shares will be free from all claims, liens, or encumbrances, and the Stockholders will have the unqualified right to transfer the said shares.

               b. The said shares constitute validly issued shares of the common stock of Tricom and are fully paid and nonassessable.

               c. Tricom is and will be on the Closing Date in good standing as a Florida corporation.

          5. Representations of the Company. The Company represents and warrants to the Stockholders as follows:

               a. As of the Closing Date, the total issued and outstanding shares of the common stock of the Company shall be 14,529,000 shares.

               b. As of the Closing Date, the shares of the common stock of the Company to be issued to the Stockholders will constitute the valid and legally issued shares of the Company, fully paid and nonassessable and, except for the "restricted" nature of the said securities, will be legally equivalent in all respects to the common stock of the Company issued and outstanding as of the date hereof.

               c. The officers of the Company are duly authorized to execute this Merger Agreement pursuant to authorization of the Company's Board of Directors.

               d. The Company's financial statements dated December 31, 1998 are true and correct statements for the period indicated and fairly present the financial position of the Company. There are no substantial liabilities, either fixed or contingent, not reflected in such financial statements other than contracts or obligations in the usual course of business; and no contracts or obligations in the usual course of business are liens or other liabilities, which, if disclosed, would alter substantially the financial condition of the Company as reflected in such financial statements.

               e. Since December 31, 1998 there have not been, and prior to the Closing Date there will not be, any material changes in the financial position of the Company except changes arising in the ordinary course of business.

               f. The Company is not involved in any pending litigation or governmental investigation nor proceeding not reflected in such financial statements or otherwise disclosed in writing to the Stockholders.

               g. The Company is and as of the Closing Date will be in good standing as a Nevada corporation.

               h. The shares of the common stock of the Tricom shares are being acquired by the Company for investment and there is no present intention of the part of the Company to dispose of such shares.

          6. Deposit of Stock. All certificate for the shares the common stock of the Company and Tricom will be deposited with the Company's attorney, A. Wayne Gill, as trustee, at its offices located at 2001 West Sample Road, Suite 301, Pompano Beach, Florida, 33064.

          7. The Closing. The Closing Date will be at the aforesaid offices of the Company's said attorney on March 8, 1999 at 12:00 noon, or such other date and time as the parties hereto may agree.

          8. Reverse Splits. The parties hereto acknowledge that prior to the execution of the Merger Agreement, the Company approved a 10:1 reverse-split in the shares of its issued and outstanding common stock, including those shares issued in connection with this Merger Agreement, so that the total number of the Company issued and outstanding shares of stock after the reverse split have reduced from 114,529,000 to 11,452,900.

          9. Indemnification. The parties hereto agree to and shall indemnify each other and their respective successors, assigns, heirs, and personal representatives against any and all damages resulting from any breach of any representation, warranty, or agreement set forth in this Agreement or the untruth or inaccuracy thereof. The parties hereto further agree to and shall indemnify each other and their successors, assignees, heirs, and personal representatives against any and all debts, liabilities, choses in action, or claims of any nature, absolute or contingent, resulting from such breach, untruth or inaccuracy. This indemnity shall survive the closing of the transactions contemplated hereunder but shall be limited to liabilities of which one party hereto shall receive notice in writing from the other party or their or its successors and assignees within five (5) years from the date hereof. Such party or their, his or its successors, assignees, heirs and personal representatives shall notify the other parties or parties of any such liabilities, breach of warranty, untruth, or inaccuracy of representation or any claim thereof with reasonable promptness, and such party or parties or their or its successors and assigns shall have, at their election, the right to compromise or defend any such matter involving asserted liability through counsel of their own choosing and at their expense. Such notice and opportunity to compromise or defend, if applicable, shall be a condition precedent to any liability of such party under this indemnity. In the event that a party hereto undertakes to compromise or defend any such liability, then such party shall notify the other party or their, his or its successors, assigns, heirs, and personal representatives shall cooperate with the other party or parties and their or its counsel in the compromising or defending against any such liabilities.

          10. Survival of Representations. The representations, warranties, and agreements of the parties hereto contained in this Merger Agreement shall not be discharged or dissolved upon but shall survive the closing hereunder and shall be unaffected by any investigation made by any party at any time.

          11. Attorneys' Fees. If any litigation is commenced between the parties hereto or their representatives concerning any provision of this Merger Agreement or the rights and duties of any person or entity in relation to it, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for her or its attorneys' fees in such litigation.

          12. Counterparts. This Merger Agreement may be executed in counterparts and as executed shall constitute agreement, binding on both of the parties to it, notwithstanding that both parties are not signatory to the original or to the same counterpart.

          13. Binding Effect. Except as otherwise provided to the contrary, this Merger Agreement shall be binding upon and inure to the benefit of the party's signatory to this Merger Agreement and their personal representatives, heirs, successors and assigns.

          14. Headings. The headings of the paragraphs of this Merger Agreement in no way define, limit, extend or interpret the scope of this Merger Agreement or of any particular paragraph or section.

          15. Additional Documents. Each of the parties hereto agrees to execute with acknowledgment or affidavit, if required, any and all additional documents which may be necessary or expedient in the consummation of this Merger Agreement and the achievement of its purposes.

          16. Validity. If any provision of this Merger Agreement is held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Merger Agreement.

          17. Interpretation. When the context in which words are used in this Merger Agreement indicates that such is the intent, words in the singular number shall include the plural and in the masculine gender shall include the feminine and neuter, and vice versa.

          18. Applicable Law. It is the intention of the parties that the laws of the State of Florida govern the validity of this Merger Agreement, the construction of its terms and conditions, and the interpretation of the rights and duties of the parties.

          19. Integrated Agreement. This Merger Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter of it, and there are no agreement, understandings, restrictions, representations or warranties among the parties other than those set forth or provided in this Merger Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Merger Agreement the day and year first hereinabove written.

                               Site2Shop.Com, Inc.

                               By:/S/Mark Alfieri
                                                     ------------------
                                                        President

ATTEST:

/S/Mark Weicher



                      Tricom Pictures and Productions, Inc.

                                By:/S/Jack Levine
                                                     -----------------
                                 Vice President
ATTEST:

/S/Bonnie Harrison




                                    EXHIBIT A

                                                            Site2Shop.Com.,Inc.
Name of Stockholder                        Tricom Shares           Shares
-------------------                         ------------    --------------------

Mark Alfieri(1).........................       37.025            3,702,500
Jack Levine (2).........................       37.025            3,702,500
Eric Warm ..............................       10.950            1,095,000
Ron Secreto ............................        5.000              500,000
Doug Campbell ..........................        5.000              500,000
Cliff Grossman .........................        3.000              500,000
Glenn Grossman .........................        1.000              100,000
Nick Ferber ............................        1.000              100,000
                                              -------           ----------
               Total                          100.000           10,000,000
                                              =======           ==========

(1)- The shares issued by Site2Shop.Com., Inc. in exchange for Mr. Alfieri's Tricom shares were issued in the name of The Alfieri-Eade Family Limited Patnership #1 of which Mr. Alfieri is the general partner.

(2)- The shares issued by Site2Shop.Com., Inc. in exchange for Mr. Levine's Tricom shares were issued in the name of The Jack Alan Levine Family Limited Partnership #1 of which Mr. Levine is the general partner.